Exhibit 99.1

BIO-TECHNE RELEASES SECOND QUARTER FISCAL 2022 RESULTS

Minneapolis/February 1, 2022/ Bio-Techne Corporation (NASDAQ: TECH) today reported its financial results for the second quarter ended December 31, 2021.

Second Quarter FY2022 Snapshot

●	Second quarter organic revenue increased by 17% (20% reported) to $269.3 million and 19% (23% reported) in the first half of fiscal 2022 to $527.0 million.

●	GAAP EPS was $1.94 versus $1.15 one year ago. Delivered record adjusted earnings per share (EPS) of $1.88 versus $1.62 one year ago.

●

Sustained operational excellence in Protein Sciences which achieved 19% organic growth (19% reported) in the second fiscal quarter, including a 27% increase in ProteinSimple branded analytical solutions and over 180% growth in GMP Proteins.

●	Adjusted operating income increased 18% (22% reported) when compared to the prior year to $102.8 million, resulting in an adjusted operating margin of 38.3%.

●

Strengthened Cell & Gene Therapy workflow offering with future Wilson Wolf purchase agreement, the manufacturer of G-Rex branded bioreactor vessels which complement our GMP Proteins in creating high quality immune cells.

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted diluted EPS, adjusted earnings, adjusted gross margin, adjusted operating income, adjusted tax rate, organic growth, and adjusted operating margin are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of non-GAAP Adjusted Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures is included in this press release.

“Our second quarter continued where our first quarter left off, with the Bio-Techne team delivering strong growth on an even more challenging year-over-year comparison,” said Chuck Kummeth, President and Chief Executive Officer of Bio-Techne. “We are extremely proud of achieving 17% organic growth for the quarter and see continued momentum in the business, especially in our biopharma end-markets.”

Kummeth added, “Our teams continue to innovate and execute in amazing ways which is contributing to our ever-improving bottom line, with our adjusted operating margin now over 38%. This quarter marks the first time in our 44-year history where we have achieved over $1 billion in trailing twelve-month revenue. The Wilson Wolf future investment and acquisition agreement we signed in December has the potential to further extend our 2026 revenue target beyond $2 billion and positions our Cell and Gene Therapy workflow with the strongest global footprint in this exploding new market.”

Second Quarter Fiscal 2022

Revenue

Net sales for the second quarter increased 20% to $269.3 million. Organic growth was 17% compared to the prior year, with acquisitions contributing 3% to revenue growth and foreign currency exchange having an immaterial impact

GAAP Earnings Results

GAAP EPS was $1.94 per diluted share, versus $1.15 in the same quarter last year. GAAP EPS was favorably impacted by a non-recurring gain of approximately $28.4 million on our ChemoCentryx investment. GAAP operating income for the second quarter of fiscal 2022 increased 22.3% to $62.3 million, compared to $51.0 million in the second quarter of fiscal 2021. GAAP operating margin was 23.2%, compared to 22.7% in the second quarter of fiscal 2021. GAAP operating margin compared to prior year was positively impacted by volume leverage.

Non-GAAP Earnings Results

Adjusted EPS increased to $1.88 per diluted share, versus $1.62 in the same quarter last year, an increase of 16%. Adjusted EPS increased primarily due to revenue growth. Adjusted operating income for the second quarter of fiscal 2022 increased 18% compared to the second quarter of fiscal 2021. Adjusted operating margin was 38.3%, compared to 38.8% in the second quarter of fiscal 2021. Adjusted operating margin compared to the prior year was unfavorably impacted by acquisitions and strategic investments to support future growth, which were partially offset by volume leverage.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the Company’s business segments, as highlighted below.

Protein Sciences Segment

The Company’s Protein Sciences segment is one of the world’s leading suppliers of specialized proteins such as cytokines and growth factors, immunoassays, antibodies and reagents, to the biotechnology and academic research communities. Additionally, the segment provides an array of platforms useful in various areas of protein analysis. Protein Sciences segment’s second quarter fiscal 2022 net sales were $205.0 million, an increase of 19% from $172.2 million for the second quarter of fiscal 2021. Organic growth for the segment was 19%, with foreign currency exchange having an immaterial impact on revenue. Protein Sciences segment’s operating margin was 45.5% in the second quarter of fiscal 2022 compared to 46.7% in the second quarter of fiscal 2021. The segment’s operating margin compared to the prior year was negatively impacted by strategic investments to support future growth.

Diagnostics and Genomics Segment

The Company’s Diagnostics and Genomics segment provides blood chemistry and blood gas quality controls, hematology instrument controls, immunoassays and other bulk and custom reagents for the in vitro diagnostic market. The Diagnostics and Genomics segment also develops and provides in situ hybridization products as well as exosome-based diagnostics for various pathologies, including prostate cancer. The Diagnostics and Genomics segment’s second quarter fiscal 2022 net sales were $64.5 million, an increase of 23% from $52.5 million for the second quarter of fiscal 2021. Organic growth for the segment was 7%, with acquisitions contributing 16% to revenue growth and foreign currency exchange having an immaterial impact. The Diagnostics and Genomics segment’s operating margin was 16.9% in the second quarter of fiscal 2022 compared to 15.5% in the second quarter of fiscal 2021. The segment’s operating margin was favorably impacted by volume leverage and product mix, which were partially offset by additional investments made in the business to support future growth.

Conference Call

Bio-Techne will host an earnings conference call today, February 1, 2022 at 8:00 a.m. CST. To listen, please dial 1-877-407-9208 or 1-201-493-6784 for international callers, and reference conference ID 13726340. The earnings call can also be accessed via webcast through the following link https://investors.bio-techne.com/ir-calendar.

A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-844-512-2921 or 1-412-317-6671 (for international callers) and referencing Conference ID 13726340. The replay will be available from 11:00 a.m. CST on Tuesday, February 1, 2022 until 11:00 p.m. CST on Tuesday, March 1, 2022.

Use of non-GAAP Adjusted Financial Measures:

This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP measures include:

● Organic growth

● Adjusted diluted earnings per share

● Adjusted earnings

● Adjusted tax rate

● Adjusted gross margin

● Adjusted operating income

● Adjusted operating margin

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measure of organic growth represents revenue growth excluding revenue from acquisitions within the preceding 12 months, the impact of foreign currency, as well as the impact of partially owned consolidated subsidiaries. Excluding these measures provides more useful period-to-period comparison of revenue results as it excludes the impact of foreign currency exchange rates, which can vary significantly from period to period, and revenue from acquisitions that would not be included in the comparable prior period. Revenues from partially owned subsidiaries consolidated in our financial statements are also excluded from our organic revenue calculation, as those revenues are not fully attributable to the Company. Revenue from partially owned subsidiaries was $0.5 million and $0.9 million for the quarter and six months ended December 31, 2021, respectively.

Our non-GAAP financial measures for adjusted gross margin, adjusted operating margin, and adjusted net earnings, in total and on a per share basis, exclude stock-based compensation, the costs recognized upon the sale of acquired inventory, amortization of acquisition intangibles, acquisition related expenses inclusive of the changes in fair value of contingent consideration, and other non-recurring items including non-recurring costs, goodwill and long-lived asset impairments, and gains. Stock-based compensation is excluded from non-GAAP adjusted net earnings because of the nature of this charge, specifically the varying available valuation methodologies, subjection assumptions, variety of award types, and unpredictability of amount and timing of employer related tax obligations. The Company excludes amortization of purchased intangible assets, purchase accounting adjustments, including costs recognized upon the sale of acquired inventory and acquisition-related expenses inclusive of the changes in fair value contingent consideration, and other non-recurring items including gains or losses on legal settlements, goodwill and long-lived asset impairment charges, and one-time assessments from this measure because they occur as a result of specific events, and are not reflective of our internal investments, the costs of developing, producing, supporting and selling our products, and the other ongoing costs to support our operating structure. Additionally, these amounts can vary significantly from period to period based on current activity. The Company also excludes revenue and expense attributable to partially owned consolidated subsidiaries in the calculation of our non-GAAP financial measures as the revenues and expenses are not fully attributable to the Company.

The Company's non-GAAP adjusted operating margin and adjusted net earnings, in total and on a per share basis, also excludes stock-based compensation expense, which is inclusive of the employer portion of payroll taxes on those stock awards, restructuring, impairments of equity method investments, gain and losses from investments, and certain adjustments to income tax expense. Impairments of equity investments are excluded as they are not part of our day-to-day operating decisions. Additionally, gains and losses from other investments that are either isolated or cannot be expected to occur again with any predictability are excluded. Costs related to restructuring activities, including reducing overhead and consolidating facilities, are excluded because we believe they are not indicative of our normal operating costs. The Company independently calculates a non-GAAP adjusted tax rate to be applied to the identified non-GAAP adjustments considering the impact of discrete items on these adjustments and the jurisdictional mix of the adjustments. In addition, the tax impact of other discrete and non-recurring charges which impact our reported GAAP tax rate are adjusted from net earnings. We believe these tax items can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the effect of new branding and marketing initiatives, the integration of new businesses and leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, customer site closures or supply chain issues resulting from the COVID-19 pandemic, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled "Risk Factors" in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $931 million in net sales in fiscal 2021 and has approximately 2,700 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Contact:	David Clair, Senior Director, Investor Relations & Corporate Development
David.Clair@bio-techne.com
612-656-4416

BIO-TECHNE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/21	12/31/20	12/31/21	12/31/20
Net sales	$269,276	$224,253	$526,995	$428,452
Cost of sales	85,585	73,353	172,307	139,821
Gross margin	183,691	150,900	354,688	288,631
Operating expenses:
Selling, general and administrative	100,693	83,116	186,868	155,714
Research and development	20,650	16,789	42,250	32,830
Total operating expenses	121,343	99,905	229,118	188,544
Operating income	62,348	50,995	125,570	100,087
Other income (expense)	23,831	5,373	27,992	(4,381)
Earnings before income taxes	86,179	56,368	153,562	95,706
Income taxes	14,120	10,224	12,522	16,168
Net earnings, including noncontrolling interest	$72,059	$46,144	$141,040	$79,538
Net earnings (loss) attributable to noncontrolling interest	(8,114)	(130)	(8,748)	(130)
Net earnings attributable to Bio-Techne	80,173	46,274	149,788	79,668
Earnings per share:
Basic	$2.04	$1.20	$3.82	$2.06
Diluted	$1.94	$1.15	$3.64	$1.98
Weighted average common shares outstanding:
Basic	39,310	38,691	39,202	38,614
Diluted	41,207	40,257	41,159	40,135

BIO-TECHNE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

	12/31/21	6/30/21
ASSETS
Cash and equivalents	$211,845	$199,091
Short-term available-for-sale investments	67,135	32,463
Accounts receivable, net	152,896	145,385
Inventories	121,858	116,748
Other current assets	36,496	16,919
Total current assets	590,230	510,606

Property and equipment, net	211,814	207,907
Right of use asset	64,293	73,834
Goodwill and intangible assets, net	1,401,403	1,459,035
Other assets	37,106	11,575
Total assets	$2,304,846	$2,262,957

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$89,668	$95,960
Contract liabilities	19,081	18,995
Income taxes payable	14,284	5,336
Contingent consideration payable	2,000	4,000
Operating lease liabilities – current	11,809	11,602
Current portion of long-term debt obligations	12,500	12,500
Other current liabilities	5,467	3,891
Total current liabilities	154,809	152,284

Deferred income taxes	101,423	93,125
Long-term debt obligations	269,618	328,827
Operating lease liabilities	57,718	67,625
Long-term contingent consideration payable	7,000	25,400
Other long-term liabilities	11,747	24,462
Stockholders’ equity	1,702,531	1,571,234
Total liabilities and stockholders’ equity	$2,304,846	$2,262,957

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED GROSS MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/21	12/31/20	12/31/21	12/31/20
Gross margin percentage – GAAP	68.2%	67.3%	67.3%	67.4%
Identified adjustments:
Costs recognized upon sale of acquired inventory	0.0%	0.0%	0.3%	0.0%
Amortization of intangibles	3.8%	3.9%	3.9%	4.0%
Stock compensation expense - COGS	0.2%	0.3%	0.1%	0.3%
Impact of partially owned consolidated subsidiaries(1)	0.1%	0.0%	0.2%	0.0%
Gross margin percentage - Adjusted	72.3%	71.5%	71.8%	71.7%

(1)Adjusted gross margin percentages for the second quarter and full year of fiscal 2021 have been updated for comparability to fiscal 2022 for the inclusion of the impact of partially owned consolidated subsidiaries on the Company’s adjusted gross margin percentage.

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED OPERATING MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/21	12/31/20	12/31/21	12/31/20
Operating margin percentage – GAAP	23.2%	22.7%	23.8%	23.4%
Identified adjustments:
Costs recognized upon sale of acquired inventory	0.0%	0.0%	0.3%	0.0%
Amortization of intangibles	6.8%	6.8%	7.0%	7.1%
Acquisition related expenses	(4.9)%	2.0%	(2.9)%	1.1%
Eminence impairment	7.0%	-%	3.6%	-%
Stock-based compensation	5.5%	7.2%	5.4%	6.9%
Restructuring costs	0.3%	0.0%	0.4%	0.0%
Impact of partially owned subsidiaries(1)	0.4%	0.1%	0.4%	0.0%
Operating margin percentage - Adjusted	38.3%	38.8%	38.0%	38.5%

(1)Adjusted operating margin percentages for the second quarter and full year of fiscal 2021 have been updated for comparability to fiscal 2022 for the inclusion of the impact of partially owned consolidated subsidiaries on the Company’s adjusted operating margin percentage.

BIO-TECHNE CORPORATION

NON-GAAP ADJUSTED CONOLIDATED NET EARNINGS and EARNINGS per SHARE

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/21	12/31/20	12/31/21	12/31/20
Net earnings before taxes– GAAP	$86,179	$56,368	$153,562	$95,706
Identified adjustments attributable to Bio-Techne:
Costs recognized upon sale of acquired inventory	84	23	1,596	23
Amortization of intangibles	18,380	15,027	36,769	30,528
Acquisition related expenses	(13,168)	4,514	(15,430)	4,746
Eminence impairment	18,715	-	18,715	-
Stock-based compensation, inclusive of employer taxes	14,815	16,225	28,675	29,558
Restructuring costs	743	142	1,928	142
Investment (gain) loss and other	(28,395)	(10,197)	(34,630)	(5,846)
Impact of partially owned consolidated subsidiaries(1)	1,004	207	2,567	207
Net earnings before taxes- Adjusted(1)	$98,357	$82,309	$193,752	$155,064

Non-GAAP tax rate	21.4%	20.6%	21.2%	20.6%
Non-GAAP tax expense	21,048	16,956	41,076	31,969
Non-GAAP adjusted net earnings attributable to Bio-Techne(1)	$77,309	$65,353	$152,676	$123,095
Earnings per share - diluted – Adjusted(1)	$1.88	$1.62	$3.71	$3.07

(1)Adjusted consolidated net earnings and earnings per share for the second quarter and full year of fiscal 2021 have been updated for comparability to fiscal 2022 for the inclusion of the impact of partially owned consolidated subsidiaries on the Company’s adjusted consolidated net earnings.

BIO-TECHNE CORPORATION

NON-GAAP adjusted tax rate

(In percentages)

(Unaudited)

	QUARTER		SIX MONTHS
	ENDED		ENDED
	12/31/21	12/31/20	12/31/21	12/31/20
GAAP effective tax rate	16.4%	18.1%	8.2%	16.9%
Discrete items	7.5	6.5	16.4	8.2
Annual forecast update	0.7	0.5	-	-
Long-term GAAP tax rate	24.6%	25.1%	24.6%	25.1%
Rate impact items
Stock based compensation	(1.7)	(4.2)	(1.9)	(4.2)
Other	(1.5)	(0.3)	(1.5)	(0.3)
Total rate impact items	(3.2)	(4.5)%	(3.4)	(4.5)%
Non-GAAP adjusted tax rate(1)	21.4%	20.6%	21.2%	20.6%

(1)In our second quarter results of fiscal year 2021, the Company re-casted our first quarter results using the Non-GAAP tax rate for the first six months of fiscal 2021, which normalized the tax rate impact on adjusted earnings resulting from return to growth patterns seen prior to the onset of the COVID-19 pandemic.

BIO-TECHNE CORPORATION

SEGMENT REVENUE

(In thousands)

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/21	12/31/20	12/31/21	12/31/20
Protein Sciences segment revenue	$204,971	$172,179	$402,156	$326,625
Diagnostics and Genomics segment revenue	64,527	52,469	125,512	102,595
Intersegment revenue	(222)	(395)	(673)	(768)
Consolidated revenue	$269,276	$224,253	$526,995	$428,452

BIO-TECHNE CORPORATION

SEGMENT OPERATING INCOME

(In thousands)

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/21	12/31/20	12/31/21	12/31/20
Protein Sciences segment operating income(1)	$93,281	$80,453	$183,381	$150,803
Diagnostics and Genomics segment operating income	10,880	8,107	18,344	16,781
Segment operating income	104,161	88,560	201,725	167,584
Corporate general, selling, and administrative	(1,334)	(1,520)	(1,524)	(2,482)
Adjusted operating income	102,827	87,040	200,201	165,102
Cost recognized upon sale of acquired inventory	(84)	(23)	(1,595)	(23)
Amortization of intangibles	(18,380)	(15,027)	(36,769)	(30,528)
Acquisition related expenses	13,262	(4,421)	15,618	(4,558)
Eminence impairment	(18,715)	-	(18,715)	-
Impact of partially owned consolidated subsidiaries(1)	(1,004)	(207)	(2,567)	(207)
Stock-based compensation	(14,815)	(16,225)	(28,675)	(29,557)
Restructuring costs	(743)	(142)	(1,928)	(142)
Operating income	$62,348	$50,995	$125,570	$100,087

(1)Adjusted operating income for the second quarter and full year of fiscal 2021 have been updated for comparability to fiscal 2022 for the inclusion of the impact of partially owned consolidated subsidiaries on the Company’s adjusted operating income.

BIO-TECHNE CORPORATION

CONDENSED CASH FLOW

(In thousands)

(Unaudited)

	SIX MONTHS ENDED
	12/31/21	12/31/20
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$141,040	$79,538
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	49,836	41,972
Costs recognized on sale of acquired inventory	1,596	23
Deferred income taxes	7,233	216
Stock-based compensation expense	25,706	28,531
Fair value adjustment to available for sale investments	(33,672)	(6,356)
Contingent consideration payments - operating	(3,300)	(155)
Fair value adjustment to contingent consideration payable	(16,400)	4,600
Asset impairment restructuring	546	-
Eminence impairment	18,715	-
Other operating activities	(41,873)	6,909
Net cash provided by operating activities	149,427	155,278

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(16,238)	(22,383)
Investment of forward purchase contract	(25,000)	-
Other investing activities	(1,050)	5,641
Net cash provided by (used in) investing activities	(42,288)	(16,742)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends	(25,069)	(24,728)
Proceeds from stock option exercises	56,500	32,337
Long-term debt activity, net	(59,250)	(125,250)
Contingent consideration payments - financing	(700)	-
Share repurchases	(41,294)	-
Other financing activity	(23,247)	(7,371)
Net cash provided by (used in) financing activities	(93,060)	(125,012)

Effect of exchange rate changes on cash and cash equivalents	(1,325)	5,377
Net increase (decrease)in cash and cash equivalents	12,754	18,901
Cash and cash equivalents at beginning of period	199,091	146,625
Cash and cash equivalents at end of period	$211,845	$165,526